Exhibit (e)(29)

CONFIDENTIAL

July 15, 2012

H. Acquisition Corp.

One Franklin Plaza (FP 2355)

200 N. 16th Street,

Philadelphia, Pennsylvania 19102

Attn:	Chester F. Koczynski
President

Re: Confidentiality Agreement

Dear Mr. Koczynski:

H. Acquisition Corp., a Delaware corporation (the “Recipient,” which term shall, for the purposes of this letter agreement, include its direct and indirect subsidiaries or affiliates), has expressed interest in exploring a possible transaction with, acquisition of, or business combination with (any of the foregoing, a “Transaction”) Human Genome Sciences, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), or any securities of the Company. As a condition to the furnishing to the Recipient and its Representatives (as defined below) of certain information about the Company’s properties, employees, finances, businesses, operations, assets, prospects and financial affairs, the Recipient agrees to be bound by the terms and conditions of this letter agreement, and the Recipient further agrees to inform any Representative to whom Proprietary Information (as defined below) is disclosed pursuant to the terms of this letter agreement of the contents of this letter agreement and that, by receiving such information, such Representative is agreeing to be bound by this letter agreement to the same extent as if such Representative were a party hereto.

All information about the Company furnished by or on behalf of the Company or its Representatives, or learned by the Recipient in connection with visits to the Company’s facilities in connection with its consideration of a Transaction, whether furnished or learned before or after the date hereof, whether oral, written or electronic, and regardless of the manner or form in which it is furnished or learned, is referred to in this letter agreement as “Proprietary Information.” The term Proprietary Information shall include, without limitation, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Company, its affiliates or subsidiaries, whether prepared by the Company or others, and any summaries, analyses or other documents created by the Recipient, the Company or others which refer to, relate to, discuss, constitute, or embody all or any portion of the Proprietary Information provided by the Company (collectively, “Evaluation Material”). The term Proprietary Information shall not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in breach of this letter agreement, (b) was or becomes available to the Recipient on a nonconfidential basis prior to or after its disclosure by the Company or its Representatives from a person other than the Company or its Representatives who, to the knowledge of the Recipient, is not otherwise bound by a confidentiality agreement with the Company or any of its Representatives, or is otherwise not under an obligation to the Company or any of its Representatives not to transmit the information to the Recipient, (c) is independently developed by the Recipient or its Representatives without reference to Evaluation Material or any derivative thereof or (d) the Recipient had a contractual right to receive as a result of any agreement between the Recipient or any of its affiliates, on the one hand, and the Company or any of its affiliates on the other hand, entered into prior to the date hereof. As used in this letter agreement, the term “Representatives” means, as to any person, such person’s affiliates and its and their directors, managers, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel, consultants and accountants), sources of financing and controlling persons. Any person who after the date hereof becomes a Representative of either party shall be deemed to be such party’s Representative, for the purposes of this letter agreement, regardless of whether such person was such Representative on the date hereof. As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual. As used in this letter agreement, the term “affiliates” shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Company, the Recipient agrees (a) except as required by law, rule, regulation, stock exchange rule or disclosure requirement of the Securities and Exchange Commission (collectively, “Law”), to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than its Representatives who need to know the Proprietary information for purposes of evaluating a Transaction and who have been informed of the terms of this letter agreement and (b) not to use, and to take reasonable efforts to cause its Representatives not to use, Proprietary Information for any purpose other than in connection with its evaluation or negotiation of a Transaction or the consummation of a Transaction. At a minimum, the Recipient shall treat any Proprietary Information according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as similar information belonging to it is treated within its organization. The Recipient shall be responsible for any breach of the terms of this letter agreement by the Recipient or any of its Representatives and agrees to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of any Propriety Information.

In the event that the Recipient or any of its Representatives is legally compelled, pursuant to a subpoena, civil investigative demand, regulatory demand or similar process or pursuant to applicable Law to disclose any Proprietary Information, the Recipient shall (i) to the fullest extent permitted by applicable law, provide the Company with prompt notice of such request or requirement and (b) furnish only such portion of the Propietary Information as is called for by such demand or similar process or required pursuant to applicable Law based on the written opinion of outside counsel and use reasonable best efforts to ensure that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment. The Company may seek an appropriate protective order or other remedy, may consult with the Recipient with respect to the Company’s taking steps to resist or narrow the scope of such request or legal process, or may waive compliance, in whole or in part, with the terms of this letter agreement. The Recipient agrees to cooperate reasonably with any action by the Company to obtain a protective order or other appropriate remedy.

Notwithstanding anything to the contrary in this Agreement, the Company acknowledges that nothing herein shall prohibit the Recipient and its affiliates from (i) pursuing or consummating Recipient’s offer to purchase all of the outstanding shares of common stock of the Company, any amendment to such offer or any solicitation of consents from holders of the common stock of the Company or (ii) making any public disclosures (including public disclosures of Proprietary Information), without prior notice to or consent of the Company, that the Recipient believes in good faith are legally required in connection with such offer or solicitation.

No right or license, by implication or otherwise, is granted by the Company as a result of any disclosure of Proprietary Information under this letter agreement.

The Recipient acknowledges that neither the Company nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and the Recipient agrees that neither the Company nor any of its Representatives shall have any liability to the Recipient or any of its Representatives relating to or arising from the use of any Proprietary Information by the Recipient or its Representatives or for any errors therein or omissions therefrom. The Recipient also agrees that it is not entitled to rely on the accuracy or completeness of any Proprietary Information and that it shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to it in the definitive agreement relating to a Transaction, if any, subject to the terms and conditions of such definitive agreement.

The Recipient acknowledges that the Company may establish procedures and guidelines (the “Procedures”) for the submission of proposals with respect to a Transaction. The Recipient acknowledges and agrees that (a) the

Company and its Representatives are free to conduct the process leading up to a Transaction as the Company and its Representatives, in their sole discretion, determine (including, without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement without prior notice to the Recipient or any other person); (b) the Company reserves the right, in its sole discretion, to change the Procedures relating to the consideration of a Transaction at any time without prior notice to the Recipient or any other person, to reject any and all proposals made by the Recipient or any of its Representatives regarding a Transaction, and to terminate discussions and negotiations with the Recipient at any time and for any reason; and (c) neither the Company nor any of its Representatives nor any third party with whom the Company may enter into any agreement for or complete any transaction, shall have any liability to the Recipient or its Representatives arising out of or relating to such transaction.

This letter agreement binds the parties only with respect to the matters expressly set forth herein, and neither party is bound or committed to negotiate or consummate a Transaction unless and until a definitive agreement on such matters has been executed and delivered on behalf of both parties by their duly authorized officers.

At any time upon the request of the Company, the Recipient and its Representatives shall promptly destroy all copies of Proprietary Information in its or their possession or under its or their custody or control (including (a) any additional copies of Proprietary Information made by or on behalf of the Recipient or its Representatives and (b) Proprietary Information stored in electronic form on computers); provided, however, that the Recipient and its Representatives may retain any Proprietary Information solely for legal purposes. An officer of the Recipient shall certify the Recipient’s compliance with this paragraph. Notwithstanding the return or destruction of the Proprietary Information, the Recipient and its Representatives shall continue to be bound by their obligations hereunder for a period of three (3) years from the date hereof, except that those provisions of this letter agreement subject to a shorter termination provision specified therein shall terminate in accordance with their terms. In the event that no Termination Notice is delivered, then this letter agreement shall automatically terminate three (3) years from the date hereof, except that those provisions of this letter agreement subject to a shorter termination provision specified therein shall terminate in accordance with their terms.

The Recipient is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. The Recipient hereby confirms that it, and its Representatives, shall take any action reasonably necessary to prevent the use of any information about the Company in a way which might violate any antitrust or other applicable Law.

It is understood that the covenants of this letter agreement and the Proprietary Information disclosed are special, unique and of extraordinary character. The Company may be irreparably harmed by a breach of this letter agreement, and the use of the Proprietary Information for the business purposes of any person other than the parties to this letter agreement may enable such person to compete unfairly with the Company. In the event that the Recipient or its Representatives shall have knowledge of any breach of the confidentiality of, or the misappropriation of, any of the Proprietary Information, it shall promptly give notice thereof to the Company. Without prejudice to the rights and remedies otherwise available to the Company, the Recipient agrees that the Company shall be entitled to seek equitable relief by way of injunction or otherwise, without proof of actual damages and without the need of posting bond or demonstrating that money damages would be inadequate, if the Recipient or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement.

It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to its conflicts of law principles. The parties hereto agree that venue in any and all actions and proceedings related to this letter agreement shall be in the state and federal courts of Delaware, which courts shall have exclusive personal and subject matter jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

The Recipient agrees that the rights and remedies of the Company under this letter agreement shall inure to the benefit of the Company, its affiliates, and their respective successors and assigns. The Recipient may not assign this letter agreement without the prior written consent of the Company, and any attempt to do so shall be null and void. This letter agreement shall be binding upon the Recipient’s successors and permitted assigns.

If any provision of this letter agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of the provisions of this letter agreement shall remain in full force and effect. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Any notice to the Company hereunder shall be made in writing, by first class mail or by overnight courier to:

Human Genome Sciences, Inc.

14200 Shady Grove Road

Rockville, MD 20850

Attn: James H. Davis, General Counsel

This letter agreement contains the entire agreement between the Company and the Recipient concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon the Company or the Recipient, unless approved in writing by each of the parties hereto. This letter agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

Please confirm your agreement with the foregoing by countersigning this letter agreement in the space provided below and returning to the undersigned a fully executed copy of this letter agreement.

HUMAN GENOME SCIENCES, INC.

By:	/s/ James H. Davis
Name:	James H. Davis
Title:	General Counsel

Accepted and Agreed
as of the date set forth above:

H. ACQUISITION CORP.

By:	/s/ Chester F. Koczynski
Name:	Chester F. Koczynski
Title:	President